Oppenheimer New Jersey Municipal Fund

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. The tax character of distributions paid during the years ended July 31, 2008 and July 31, 2007 was as follows:



                                              Year Ended             Year Ended
                                           July 31, 2008          July 31, 2007
                                        ----------------------------------------
Distributions paid from:
Exempt-interest dividends                   $ 37,375,134           $ 30,401,095
Ordinary income                                   41,999                 17,605
                                        ----------------------------------------
Total                                        $37,417,133            $30,418,700




Oppenheimer Rochester National Municipals

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for July 31, 2008. Net assets of the Fund were unaffected by the reclassifications.



                                                 Increase to        Increase to
                                                 Accumulated    Accumulated Net
                                              Net Investment      Realized Loss
                                                      Income     on Investments
                                        ---------------------------------------
                                                     $26,276            $26,276